Exhibit 10.2

4901 Bakers Mill Lane

Richmond, Virginia 23230

[Date]

[Name]

[Address]

RE: Employee Restricted Stock Award (RSA) Agreement

Dear Participant:

LL Flooring Holdings, Inc. (the “Company”) has designated you to be a recipient of restricted shares of the common stock of the Company, par value $.001 per share (“Stock”), subject to the employment-based vesting restrictions and other terms set forth in this Award Agreement and in the LL Flooring Holdings, Inc. 2023 Equity Compensation Plan (the “Plan”).

The grant of these restricted shares of Stock is made pursuant to the Plan. The Plan is administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). The terms of the Plan are incorporated into this Award Agreement and in the case of any conflict between the Plan and this Award Agreement, the terms of the Plan shall control. A copy of the Plan will be provided to you upon request.

1.
Grant. In consideration of your agreements contained in this Award Agreement,

the Company hereby grants to you the following shares of Company Stock (the “Restricted Stock”) as of the following date (the “Grant Date”).

Grant Date	[Date]
Shares Granted	[Number]

The Restricted Stock is subject to the vesting restrictions set forth in Section 2 below. Until the vesting restrictions have lapsed, the Restricted Stock is forfeitable and nontransferable.

2. Vesting. The grant of the Restricted Stock is subject to the following terms and conditions:

(a) The shares of Restricted Stock shall vest, and shall no longer be subject to restriction, upon your continued employment with the Company through the following Vesting Dates:

Vesting Date	Number of Shares
[Date]	[Number]
[Date]	[Number]
[Date]	[Number]

(b) If, as part of a Change in Control of the Company (as defined in the Plan) or during the two (2) year period following a Change in Control of the Company, your employment with the Company is terminated by you for Good Reason or is terminated by the Company and such termination is not a Termination for Cause, the Restricted Stock granted hereunder shall become 100% vested to the extent not already vested. “Good Reason” and “Termination for Cause” are defined in Section 17 of this Award Agreement.

(c) If you die or suffer a Disability (as determined by the Committee) while you are employed by the Company) and your employment with the Company is terminated as a result of such death or Disability and you are not otherwise 100% vested in the Restricted Stock granted hereunder, the total number of shares of Restricted Stock that shall be vested (including any shares in which you are already vested under this Award Agreement) shall equal the total number of shares listed above in Section 1 multiplied by a fraction (not to exceed 1), the numerator of which is the number of full months elapsed from the Grant Date until the date of your death or Disability, and the denominator of which is the number of months between the Grant Date and the final vesting date listed in the table in Section 2(a).

(d) Notwithstanding the foregoing, you must be employed by the Company on the relevant date for any Restricted Stock to vest. If your employment with the Company terminates for any reason, any rights you may have under this Award Agreement with regard to unvested Restricted Stock shall be null and void.

3. Dividends. During the period beginning with the Grant Date and ending with the Vesting Date or the earlier forfeiture of your Restricted Stock, (a) dividends or other distributions paid in shares of Stock shall be subject to the same restrictions as set forth in Section 2 above, and (b) dividends paid or other distributions paid in cash shall be paid at the same time as such dividends are paid by the Company with respect to authorized and issued shares held by its other shareholders of record.

4. Forfeiture and Repayment Provision. If the Committee determines, in its sole discretion, that you have, at any time, willfully engaged in conduct that is harmful to the Company, the Committee may declare that all or a portion of this Restricted Stock award is immediately forfeited. If the Committee determines, in its sole discretion, that you have willfully engaged in conduct that is harmful to the Company, you shall repay to the Company all or any vested shares of Company Stock owned by you as a result of this Award Agreement or all or any of the amount realized as a result of the sale of Company Stock awarded to you under this Award Agreement, to the extent required by the Committee. Repayment or forfeiture required under this Section shall be enforced by the Board or its delegate, in the manner the Board or its delegate determines to be appropriate. Your acceptance of the Restricted Stock reflected in this Award Agreement constitutes acceptance of the forfeiture and repayment provisions of this Section.

5. Cancellation of Restricted Stock. To facilitate the cancellation of any Restricted Stock pursuant to Section 2 above, you hereby appoint the Chief Financial Officer of the Company as your attorney in fact, with full power of substitution, and authorize him or her, upon the occurrence of a forfeiture pursuant to Section 2 above, to notify the Company’s registrar and transfer agent of the forfeiture of such shares and, if necessary, to deliver to the registrar and transfer agent the certificate representing such shares together with instructions to cancel the shares forfeited. The registrar and transfer agent shall be entitled to rely upon any notices and instructions delivered by your attorney in fact concerning a forfeiture under the terms of this Award Agreement.

6. Custody of Certificates. At the option of the Company, custody of stock certificates evidencing the Restricted Stock shall be retained by the Company or held in uncertificated form.

7. Rights as a Shareholder. Subject to the provisions of this Award Agreement, you generally will have all of the rights of a holder of Company Stock with respect to all of the Restricted Stock awarded to you under this Award Agreement from and after the Grant Date until the shares either vest or are forfeited, including the right to vote such shares and to receive dividends paid thereon in accordance with the provisions of Section 3.

8. Transfer Restrictions. You may not sell, assign, transfer, pledge, hypothecate or encumber the Restricted Stock awarded to you under this Award Agreement prior to the time such Restricted Stock becomes fully vested in accordance with this Award Agreement.

9. Fractional Shares. A fractional share of Company Stock will not be issued and the Committee shall determine in its sole discretion whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares of Common Stock or whether such fractional shares of Common Stock or any rights thereto shall be cancelled, terminated, or otherwise eliminated with or without consideration.

10. Adjustments. If the number of outstanding shares of Company Stock is increased or decreased as a result of a stock dividend, stock split or combination of shares, recapitalization, merger in which the Company is the surviving corporation, or other change in the Company’s capitalization without the receipt of consideration by the Company, the number and kind of your unvested Restricted Stock shall be proportionately adjusted by the Committee, whose determination shall be binding.

11. Notices. Any notice to be given to the Company under the terms of this Award Agreement shall be addressed to the Chief Financial Officer at LL Flooring Holdings, Inc., 4901 Bakers Mill Lane, Richmond, Virginia 23230. Any notice to be given to you shall be addressed to you at the address set forth above or your last known address at the time notice is sent. Notices shall be deemed to have been duly given if mailed first class, postage prepaid, addressed as above.

12. Applicable Withholding Taxes. No Restricted Stock shall be delivered to you until you have paid to the Company the amount that must be withheld under federal, state and local income and employment tax laws or you and the Company have made satisfactory arrangements for the payment of such taxes.

13. Applicable Securities Laws. You may be required to execute a customary written indication of your investment intent and such other agreements the Company deems necessary or appropriate to comply with applicable securities laws. The Company may delay delivery of the Restricted Stock until you have executed such indication or agreements.

14. Acceptance of Restricted Stock. By signing this Award Agreement, you indicate your acceptance of the Restricted Stock and your agreement to the terms and conditions set forth in this Award Agreement which, together with the terms of the Plan, shall become the Company’s Restricted Stock Award Agreement with you. You also hereby acknowledge that a copy of the Plan has been made available and agree to all of the terms and conditions of the Plan, as it may be amended from time to time. Unless the Company otherwise agrees in writing, the Restricted Stock granted under this Award Agreement will not become vested if you do not accept this Award Agreement within thirty days of the Grant Date.

15. Clawback. If, as a result of material non-compliance with any financial information required to be reported under securities laws, the Company is required to prepare a restatement of its financial statements, then you will, with the approval of the Committee, forfeit or repay the proceeds of all or a portion of the Restricted Stock under this Agreement if it was awarded within the three fiscal year-period preceding the date of such restatement. The forfeited or repayment amount shall equal the difference between the Restricted Stock reflected in this Agreement and the amount, if any, that would have been granted based on the restated financial statements. The Committee shall determine and approve the amount of such forfeited or repayment amount. Repayment required under this Section shall be enforced by the Board or its delegate, in the manner the Board or its delegate determines to be appropriate. Further, this Restricted Stock is subject to such deductions and clawback as may be required by any applicable law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). Your acceptance of the Restricted Stock reflected in this Award Agreement constitutes acceptance of the repayment provisions described in this Section.

This Section 15 is intended to comply with Section 954 of Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all regulations and rulemaking thereunder and should be interpreted accordingly.

16. Binding Effect. This Award Agreement shall be binding upon and inure to the benefit of your legatees, distributees, and personal representatives and the successors of the Company. Any references herein to the Company shall include any successor company.

17. Definitions. For purposes of this Award Agreement:

(a) “Good Reason” shall include (i) failure to pay or provide, or a material reduction in, your compensation or benefits, or (ii) a material reduction in your responsibilities within the Company.

(b) “Termination for Cause” shall mean termination of your employment for your (i) personal dishonesty, (ii) fraud, (iii) willful or repeated misconduct, (iv) gross negligence, (v) breach of a fiduciary duty to the Company, (vi) intentional failure to perform your duties, (vii) material violation of Company policy, (viii) unsatisfactory performance of your job duties; provided, however, that in such instances where the Company, at its sole discretion, deems such unsatisfactory performance curable, the Company shall give such notice and opportunity to cure as the Company deems reasonable, (ix) material noncompliance with financial reporting requirements under federal securities laws, (x) conviction of or plea of guilty or “no contest” to a felony or crime of moral turpitude under the laws of the United States or any state thereof, and/or (xi) action or inaction that materially diminishes or impairs the goodwill or reputation of the Company.

IN WITNESS WHEREOF, the Company has caused this Restricted Stock Award

Agreement to be signed on its behalf by its duly-authorized officer on the day and year first indicated above.

LL FLOORING HOLDINGS, INC.

By:
Name:
Title: